Exhibit 99.1

NEWS BULLETIN	DDi Corp.
1220 Simon Circle
Anaheim, CA 92806
NASDAQ: DDIC

For Further Information:

Mikel H. Williams	Andrew Greenebaum / Laura Foster
Chief Executive Officer	Addo Communications
(310) 829-5400
J. Michael Dodson	andrewg@addocommunications.com
Chief Financial Officer	lauraf@addocommunications.com
(714) 688-7200

DDi Corp. Announces First Quarter 2011 Results

ANAHEIM, Calif., April 26, 2011 – DDi Corp. (NASDAQ: DDIC), a leading provider of time-critical, technologically advanced electronic interconnect design, engineering and manufacturing services, today reported financial results for the first quarter ended March 31, 2011.

First Quarter 2011 Highlights:

•	Bookings increased 18% sequentially to $72 million, a 1.09 book-to-bill ratio

•	Net sales of $66.5 million increased 3% over the prior year period and 1% sequentially

•	Net income of $5.0 million, or $0.24 per fully diluted share, versus $3.8 million, or $0.19 per fully diluted share, in the prior year quarter

•	Paid dividend of $0.10 per share of common stock on March 30, 2011

Mikel Williams, President and Chief Executive Officer of DDi Corp., stated, “We are pleased to report record bookings of $72 million in the first quarter, which are indicative of an improved business environment. Our net sales growth trailed our order growth due to a slow start in shipments during the quarter stemming from lower fourth quarter bookings. That said, we were pleased to deliver a solid first quarter with net sales of $66.5 million, a slight year-over-year and sequential increase.”

Mr. Williams continued, “As evidenced by our positive first quarter results and the increase in our quarterly order flow, macro-economic conditions improved slightly in the first quarter. In particular, we noted stronger demand in the computer and instrumentation/medical segments. We must also acknowledge the situation in Japan, and its potential impact on the broader PCB marketplace and on DDi. While we have not yet experienced any significant impact on customer demand, either positive or negative, we are cognizant of its potential effect on the global electronics supply chain and our customer base.”

Mr. Williams concluded, “Given our solid first quarter results and our positive momentum headed into the second quarter, we are cautiously optimistic about our prospects in 2011. While the strength of the economic recovery is uncertain and we continue to monitor the situation in Japan, we believe our business strategy, improving operational performance and sound financial condition serve as a solid start to 2011.”

DDi Corp. First Quarter 2011 Earnings Results

First Quarter Results

Net sales for the first quarter of 2011 were $66.5 million, a 2.8% increase over the prior year quarter and a 1.1% increase sequentially. The year-over-year and sequential increases reflect stronger end market customer demand, particularly across the computer and instrumentation/medical sectors.

Gross margin for the first quarter of 2011 was 21.3% of net sales, a 33 basis point decrease from 21.6% of net sales in the prior year period. Sequentially, gross margin decreased 85 basis points from 22.1% of net sales. The sequential decrease in gross margin was primarily attributable to the impact of lower fourth quarter 2010 bookings which resulted in lower loading levels early in the quarter and consequentially, reduced operating efficiencies. In addition, first quarter 2011 gross margin was slightly pressured by rising material costs which have been driven by record prices for certain commodities.

Operating income in the first quarter of 2011 was $5.4 million compared to operating income of $4.9 million in the prior year period and operating income of $5.1 million in the fourth quarter of 2010.

Adjusted EBITDA for the first quarter of 2011 was $8.0 million compared to $8.4 million in the prior year period and $8.4 million in the fourth quarter of 2010. Reconciliations of this non-GAAP measure, which exclude non-recurring costs associated with the Coretec acquisition, including facility closure, severance and professional fees are provided after the GAAP condensed consolidated financial statements below.

Net income in the first quarter of 2011 was $5.0 million, or $0.24 per share, compared to net income of $3.8 million, or $0.19 per share, in the prior year period. Net income in the fourth quarter of 2010 was $4.4 million, or $0.21 per share.

First Quarter Balance Sheet and Liquidity

As of March 31, 2011, DDi had total cash and cash equivalents of $22.0 million and total debt of $11.2 million. Net working capital as of March 31, 2011 was $54.2 million. The $6.3 million decrease in cash and cash equivalents from the prior quarter end was primarily due to working capital uses of $9.1 million, cash dividends of $2.0 million and capital expenditures of $2.4 million.

Quarterly Dividend

The Company paid a dividend of $0.10 per share of common stock on March 30, 2011. The first quarter of 2011 was the fourth consecutive quarter in which the Company paid a dividend.

DDi Corp. First Quarter 2011 Earnings Results

Conference Call and Webcast

A conference call with simultaneous webcast to discuss first quarter 2011 financial results will be held today at 5:00 p.m. Eastern / 2:00 p.m. Pacific. Participants may access the call by dialing (877) 941-4775 (domestic) or (480) 629-9761 (international). In addition, the call is being webcast and can be accessed at the Company’s web site: www.ddiglobal.com/investor. Participants should access the website at least 15 minutes early to register and download any necessary audio software. A telephone replay of the conference call will be available through May 10, 2011 by dialing (877) 870-5176 (domestic) or (858) 384-5517 (international) and entering the conference ID 4432528. An online replay of the webcast will be available at www.ddiglobal.com/investor under “Financial Calendar.” For more information, visit www.ddiglobal.com.

About DDi

DDi is a leading provider of time-critical, technologically advanced electronic interconnect design, engineering and manufacturing services. Headquartered in Anaheim, California, DDi and its subsidiaries offer services to leading electronics OEMs and contract manufacturers worldwide from its facilities across North America and with manufacturing partners in Asia.

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Non-GAAP Financial Measures

This release includes ‘adjusted EBITDA’, a non-GAAP financial measure as defined in Regulation G of the Securities Exchange Act of 1934. Management believes that the disclosure of non-GAAP financial measures, when presented in conjunction with the corresponding GAAP measures, provide useful information to the Company, investors and other users of the financial statements and other financial information in identifying and understanding operating performance for a given level of net sales and business trends. Management believes that adjusted EBITDA is an important factor of the Company’s business because it reflects financial performance that is unencumbered by debt service and other non-cash, non-recurring or unusual items. This financial measure is commonly used in the Company’s industry. However, adjusted EBITDA should not be considered as an alternative to cash flow from operating activities, as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with generally accepted accounting principles. The Company’s definition of adjusted EBITDA may differ from definitions of such financial measure used by other companies. The Company has provided a reconciliation of adjusted EBITDA to GAAP financial information in the attached Schedule of Non-GAAP reconciliations.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding the Company’s assumptions, projections, expectations, targets, intentions or beliefs about future events. Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue,” “may,” “could” or similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. The Company cautions that while it makes such statements in good faith and it believes such statements are based on reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records, and other data available from third parties, it cannot assure you that the Company’s projections will be achieved. In addition to other factors and matters discussed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, or the SEC, some important factors that could cause actual results or outcomes for DDi or its subsidiaries to differ materially from those discussed in forward-looking statements include changes in general economic conditions in the markets in which it may compete and fluctuations in demand in the electronics industry; the Company’s ability to sustain historical margins; increased competition; increased costs; loss or retirement of key members of management; currency exchange rate fluctuations; integration of acquired operations; international operations; compliance with environmental regulations; potential impacts of natural disasters on the electronics industry and the Company’s supply chain; increases in the Company’s cost of borrowings or unavailability of additional debt or equity capital

DDi Corp. First Quarter 2011 Earnings Results

on terms considered reasonable by management; and adverse state, federal or foreign legislation or regulation or adverse determinations by regulators. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors.

DDi Corp. First Quarter 2011 Earnings Results

DDi Corp.

Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Qtr. Ended	Qtr. Ended	Qtr. Ended
	Mar. 31, 2011	Mar. 31, 2010	Dec. 31, 2010
Net sales	$66,459	$64,665	$65,749

Cost of goods sold	52,307	50,679	51,189

Gross profit	14,152	13,986	14,560
Gross profit %	21.3%	21.6%	22.1%

Operating expenses:
Sales and marketing	4,638	4,507	4,241
General and administrative	3,959	4,423	4,225
Amortization of intangible assets	190	190	190
Restructuring and other related charges	—	—	800

Operating income	5,365	4,866	5,104
Interest and other expense, net	296	658	658

Income before income taxes	5,069	4,208	4,446
Income tax expense	64	409	6

Net income	$5,005	$3,799	$4,440

Net income per share:
Basic	$0.25	$0.19	$0.22
Diluted	$0.24	$0.19	$0.21
Dividends declared per share:	$0.10	—	$0.10
Weighted-average shares used in per share computations:
Basic	20,226	19,824	20,072
Diluted	21,190	19,971	21,101

DDi Corp. First Quarter 2011 Earnings Results

DDi Corp.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	Mar. 31, 2011	Dec. 31, 2010
Assets
Current assets:
Cash and cash equivalents	$22,046	$28,347
Accounts receivable, net	43,964	40,821
Inventories	23,846	20,970
Prepaid expenses and other	2,594	1,889

Total current assets	92,450	92,027
Property, plant and equipment, net	43,277	42,605
Intangible assets, net	424	614
Goodwill	3,664	3,664
Other assets	1,023	954

Total assets	$140,838	$139,864

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$24,785	$25,137
Accrued expenses and other current liabilities	11,826	14,113
Current portion of long term debt	1,626	1,751

Total current liabilities	38,237	41,001
Long term debt	9,539	9,704
Other long-term liabilities	474	527

Total liabilities	48,250	51,232

Stockholders’ equity:
Common stock, additional paid-in-capital, and treasury stock	227,399	228,881
Accumulated other comprehensive income	1,496	1,063
Accumulated deficit	(136,307)	(141,312)

Total stockholders’ equity	92,588	88,632

Total liabilities and stockholders’ equity	$140,838	$139,864

DDi Corp. First Quarter 2011 Earnings Results

DDi Corp.

Schedule of Non-GAAP Reconciliations

(In thousands)

(Unaudited)

	Qtr. Ended Mar. 31, 2011	Qtr. Ended Mar. 31, 2010	Qtr. Ended Dec. 31, 2010
Adjusted EBITDA:
GAAP net income	$5,005	$3,799	$4,440
Add back:
Interest and other expense, net	296	658	658
Income tax expense	64	409	6
Depreciation	2,139	2,200	2,039
Amortization of intangible assets	190	190	190
Non-cash compensation	269	348	268
Non-recurring Coretec acquisition costs	—	800	—
Toronto site integration	—	—	800

Adjusted EBITDA	$7,963	$8,404	$8,401